SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-A/A

                      AMENDING FORM 8-A DATED MAY 17, 2002

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               Salant Corporation
             (Exact name of registrant as specified in its charter)

                Delaware                                  13-3402444
(State of incorporation or organization)       (I.R.S. Employer Identification
                                                             No.)


      1114 Avenue of the Americas
           New York, New York                               10036
(Address of principal executive offices)                  (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered       Name of each exchange on which
                                              each class is to be registered

Preferred Share Purchase Rights               Over-the-Counter Bulletin Board

    If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

    If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

    Securities Act registration statement file number to which this form relates: __________(if applicable)

    Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
-------------------------------------------------------------------------------
                                (Title of Class)
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    This Form 8-A/A amends and supplements the Form 8-A filed by Salant
    Corporation, a Delaware corporation, dated May 17, 2002 (the "Form 8-A").

    Item 1.       Description of Securities to be Registered.

        Item 1 of the Form 8-A is hereby amended by adding the following paragraph at the end of such item:

        On February 3, 2003, Salant Corporation (the "Corporation") executed an Agreement and Plan of Merger with Perry Ellis International, Inc., a Florida corporation ("Parent"), and Connor Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), providing for the merger of Merger Sub with and into the Corporation. On February 3, 2003, the Corporation and Mellon Investor Services LLC, a New Jersey limited liability company, executed an Amendment No. 1 (the "Amendment") to the Rights Agreement, dated as of May 17, 2002, (as amended, the "Rights Agreement").


         1. Section 1 of the Rights Agreement has been amended by adding definitions in the appropriate locations for "Merger Sub", "Merger Agreement", "Merger" and "Parent".

         2. Section 1(a) of the Rights Agreement has been amended to revise the definition of "Acquiring Person" to exclude the Parent, Merger Sub or any of their respective affiliates or subsidiaries in each case solely as a result of the Merger Agreement, the Merger and the transactions contemplated thereby (including the public announcement or disclosure thereof).

         3. Section 1(k) of the Rights Agreement has been amended to revise the definition of "Interested Stockholder" to exclude the Parent, Merger Sub or any of their respective affiliates or subsidiaries in each case solely as a result of the Merger Agreement, the Merger and the transactions contemplated thereby (including the public announcement or disclosure thereof).

         4. Section 3(a) of the Rights Agreement has been amended by adding the following sentence at the end thereof:

         Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the execution, delivery or performance of the Merger Agreement or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or (ii) the public announcement or disclosure of the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

         5. Section 1(r) of the Rights Agreement has been amended by adding the following sentence at the end thereof:

         Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred as the result of (i) the execution, delivery or performance of the Merger Agreement or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or (ii) the public announcement or disclosure of the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

         6. Section 1(t) of the Rights Agreement has been amended by adding the following sentence at the end thereof:

         Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred as the result of and the provisions of Sections 11(a)(ii) and 13 of this Agreement shall not apply to (i) the execution, delivery or performance of the Merger Agreement or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or (ii) the public announcement or disclosure of the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

         7. All references in the Rights Agreement (including the exhibits thereto) have been amended to refer to the Rights Agreement as amended.

         The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 4.1 to the Corporation's 8-K filed on February 5, 2003 and is incorporated herein by reference, and to the Rights Agreement, which is attached as Exhibit 4 to the Form 8-A filed by the Corporation on May 17, 2002 and is incorporated herein by reference.

Item 2.           Exhibits.

                  1. Amendment No. 1, dated as of February 3, 2003, to the Rights Agreement, dated as of May 17, 2002, between Salant Corporation and Mellon Investor Services LLC, as Rights Agent, filed as Exhibit 4.1 to the Corporation's Form 8-K filed on February 5, 2003.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                  Salant Corporation

                                  By:    /s/ Awadhesh K. Sinha
                                         Name: Awadhesh K. Sinha
                                        Title: Chief Operating Officer and
                                               Chief Financial Officer



Dated:  March 12, 2003

                                  EXHIBIT INDEX


     Exhibit                                 Description
        1. Amendment No. 1, dated as of February 3, 2003, to the Rights Agreement, dated as of May 17, 2002, between Salant Corporation and Mellon Investor Services LLC, as Rights Agent, filed as Exhibit 4.1 to the Form 8-K filed by Salant Corporation on February 5, 2003.